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                                                                    EXHIBIT 11.1

                            COMPUTRON SOFTWARE, INC.

            STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                           THREE MONTHS
                                                               ENDED           NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                         -----------------     ------------------
                                                          1994       1995       1994        1995
                                                         ------     ------     -------     ------
Net income (loss)......................................  $ (743)    $  426     $(5,120)    $2,406
                                                         ======     ======      ======     ======
Weighted average common and common equivalent shares
  outstanding:
  Shares outstanding at the beginning of the period....  17,828     17,829      15,551     17,829
  Weighted average shares issued during the period.....      --      1,006       1,183        339
  Weighted average common stock equivalents............     742      1,016         583        956
  Weighted average treasury shares acquired using the
     treasury stock method.............................    (595)      (166)       (583)      (166)
                                                         ------     ------      ------     ------
Weighted average common and common equivalent shares
  outstanding:.........................................  17,975     19,685      16,734     18,958
                                                         ======     ======      ======     ======
Pro forma net income (loss) per share..................  $(0.04)    $ 0.02     $ (0.31)    $ 0.13
                                                         ======     ======      ======     ======

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     All share information contained in the per share calculations has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.

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